EXHIBIT 99.1

MMI PRODUCTS, INC. REPORTS FIRST QUARTER 2004 RESULTS

HOUSTON, TX, May 7, 2004 - MMI Products, Inc. ("MMI"), a leading manufacturer and distributor of products used in commercial, infrastructure, and residential construction industries, today reported net income of $376,000 on $151.4 million in net sales for the first quarter ended April 3, 2004. MMI had incurred a net loss of $3.8 million on $100.1 million of net sales during the first quarter ended March 29, 2003.

The majority of the increase in sales as compared to the first quarter of 2003 was due to both increases in volume and the impact of significant price increases for the company's steel based products. The price increases were necessitated by basic steel cost increases that have escalated in excess of 40% since the latter part of 2003. As well, market activity in the first quarter of 2003 was severely depressed because of very poor weather and an uncertain economic climate. During the first quarter of 2004, there has been further evidence of the beginning of a recovery in the markets served by MMI. Improved weather conditions and some large homeland security projects also played a part in the sales increase. In addition, volume levels were also impacted by customers purchasing products because of concern over future steel availability.

The increases in MMI's product prices have allowed for improvement in gross margins. The higher margins also reflect the fact that some of the steel consumed in the first quarter was from inventories that had been acquired at prices below current levels.

MMI's president and CEO, John Piecuch, stated:

The end of 2003 marked the conclusion of a difficult eighteen months for MMI, in which there was a net loss in all but one of the six quarters. In reality, the net income of $376,000 in the first quarter of 2004 does not represent a significant return on the investment in our business. However, it does underscore an important turning point. We are seeing tangible results, accomplished during a traditionally difficult seasonal period, that our efforts to reduce costs, expand product offerings, and upgrade customer service are contributing to our more positive results. Although activity in our markets and the cost/price pressures experienced over the last two years have improved, our business environment remains challenging. The rapid price increases in steel and other raw materials used in our products and the need to offset these cost factors with substantial price increases to our customers is generating a good deal of concern throughout the marketplace. Initial issues about product availability have also led to concerns about affordability, as end-users are seeing the cost of their purchases increase dramatically in just the last five months.

Irrespective of these changing market dynamics, we are maintaining our focus on improving our overall cost structure. Although the majority of our manufacturing plant restructuring efforts have or will soon be implemented, we are continuing with programs and selected capital expenditures directed towards additional cost reduction through the remainder of 2004 and into 2005.

MMI has applied to its senior lenders for an increase in the credit line of its revolving credit facility from $115 million to $150 million. Although there can be no assurance given as to the ultimate approval, MMI expects to receive such approval by the end of this month. Compliance with the fixed charge coverage ratio covenant in the revolving credit facility based on results during the nine months ended April 3, 2004 was achieved.

MMI will conduct a conference call on Monday, May 10, 2004 at 11:00 AM EDT, 8:00 AM PDT. Please contact Sylvia Bennett at 281-876-0080 for the call-in details.

Statements made herein that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions ("Factors") which are difficult to predict. Some of the Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: the cyclical nature of the Company's business; national and regional economic conditions in the U.S.; seasonality of the Company's operations; levels of construction spending in major markets; supply/demand structure of the industry; competition from new or existing competitors; unfavorable weather conditions during peak construction periods; changes in and implementation of environmental and other governmental regulations; our ability to successfully identify, complete and efficiently integrate acquisitions; our ability to successfully penetrate new markets; and other Factors disclosed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. In general, the Company is subject to the risks and uncertainties of the construction industry and of doing business in the U.S. The forward-looking statements are made as of this date and the Company undertakes no obligation to update them, whether as a result of new information, future events or otherwise.

MMI PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended
	(In Millions)
	April 3,	March 29,
	2004	2003

Net sales	$ 151.4	$ 100.1	*
Cost of sales	118.6	79.5	*
Gross profit	32.8	20.6
Selling, general and administrative expenses	23.4	20.2	*
Other expense, net	1.5	0.6
Income (loss) before interest and income taxes	7.9	(0.2)
Interest expense	7.2	6.9
Income (loss) before income taxes	0.7	(7.1)
Provision for (benefit from) income taxes	0.3	(3.3)
Net income (loss)	$ 0.4	$ (3.8)

Segment Reporting
	Three Months Ended
	(In Millions)
	April 3,	March 29,
	2004	2003
Net sales:
Fence	$ 78.7	$ 53.1	*
Concrete Construction Products	72.7	47.0	*
Total	$ 151.4	$ 100.1	*

Gross profit:
Fence	$ 18.5	$ 13.2	*
Concrete Construction Products	14.3	7.4	*
Total	$ 32.8	$ 20.6	*

Income (loss) before interest and income taxes:
Fence	$ 2.3	$ (0.7)
Concrete Construction Products	5.6	0.5
Total	$ 7.9	$ (0.2)

Depreciation and amortization:
Fence	$ 0.8	$ 1.0
Concrete Construction Products	2.2	2.0
Total	$ 3.0	$ 3.0

* 2003 expenses have been reclassified to conform with 2004 presentation.

Privately owned MMI manufactures chain link and ornamental iron fence and welded steel reinforcement products and accessories used in concrete construction. MMI distributes a complete line of fence products and concrete accessories through its U.S. based service centers.

Questions regarding this press release should be directed to Robert N. Tenczar, Chief Financial Officer at

(281) 876-0080.